Exhibit 10.1

August 3, 2011

Mr. Andrew Burke

Chief Financial Officer and Global Operational Excellence Officer

Dear Drew,

In recognition of your appointment as Chief Financial Officer, in addition to your position as Global Operational Excellence Officer, I am pleased to confirm that the Compensation Committee of the Board of Directors has approved the following:

•      Your annual base salary has been increased to $700,000 effective February 1, 2011.

•      Your target annual incentive award has been increased to 100% of your annual base salary ($700,000), effective with the 2011 award.  Please note that the actual award will be determined based on your individual performance as well as the company’s financial performance.

•      The present value of your 2011 target equity incentive award was set at approximately $1,300,000.

•      In the event of a qualifying termination of employment, your severance formula now provides for 12 months of your then annual base salary plus your target annual incentive award.   Other than as described above, your severance provisions remain unchanged.

I wish you continued success in these key roles.  Should you have any questions please do not hesitate to contact me.

Sincerely,

/s/ Vicente Teixeira
Vicente Teixeira
Chief Personnel Officer